As filed with the Securities and Exchange Commission on March 23, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM F-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PURPLE BIOTECH LTD.
(Exact name of registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s Name into English)

State of Israel	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4 Oppenheimer Street

Science Park

Rehovot 7670104, Israel

Tel: +972-3-933-3121

(Address and telephone number of registrant’s principal executive offices)

Puglisi & Associates
850 Library Avenue, Suite 204
Newark, DE 19715
(302) 738-6680

(Name, address, and telephone number of agent for service)

Copies to:

Rick A. Werner, Esq. Jayun Koo, Esq. Haynes and Boone, LLP 30 Rockefeller Plaza, 26th Floor New York, New York 10112 Tel: +1 212 659-7300	Sharon Rosen, Adv. FISCHER (FBC & Co.) 146 Menachem Begin Street Tel Aviv 6492103, Israel Tel: +972 -3-6944111

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated March 23, 2023

PROSPECTUS

PURPLE BIOTECH LTD.

Up to 2,215,190 American Depositary Shares

Each Representing 10 Ordinary Shares

The selling shareholders identified in this prospectus may offer from time to time up to 2,215,190 American Depositary Shares, or ADSs, each representing 10 of our ordinary shares no par value per share, or Ordinary Shares. The ADSs were issued to the selling shareholders in connection with our acquisition of our wholly-owned subsidiary, Immunorizon Ltd., or Immunorizon, in February 2023.

This prospectus describes the general manner in which the ADSs may be offered and sold by the selling shareholders. If necessary, the specific manner in which the shares may be offered and sold will be described in a supplement to this prospectus. We are not selling any shares under this prospectus and will not receive any proceeds from the sale of the shares by the selling shareholders. See “Use of Proceeds.” The selling shareholders may sell all or a portion of the ADSs from time to time in market transactions through any market on which our ADS are then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. We will bear all of the expenses incurred in connection with the registration of these shares. The selling shareholders will pay any underwriting discounts and selling commissions and/or similar charges incurred in connection with the sale of the shares. See “Plan of Distribution”.

The ADSs, each representing ten of our Ordinary Shares, evidenced by American Depositary Receipts, are listed on the Nasdaq Capital Market under the symbol “PPBT.” On March 22, 2023, the last reported sale price of our ADSs on the Nasdaq Capital Market was $2.06 per ADS.

Our Ordinary Shares are traded on the Tel Aviv Stock Exchange under the symbol “PPBT.” On March 22, 2023, the last reported sale price of our Ordinary Shares on the Tel Aviv Stock Exchange was NIS 7.29 per share, or $2.0 per share (based on the exchange rate reported by the Bank of Israel as of that date, which was $1.00 = NIS 3.64).

AN INVESTMENT IN OUR SECURITIES INVOLVES RISKS. SEE THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 4 AND IN OUR ANNUAL REPORT ON FORM 20-F FOR THE FISCAL YEAR ENDED DECEMBER 31, 2022, WHICH WAS FILED ON MARCH 3, 2023, OR THE 2022 ANNUAL REPORT.

Neither the Securities and Exchange Commission nor any state or other securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is         , 2023

You should rely only on the information contained in this prospectus, including information incorporated by reference herein, and prospectus supplement or any free writing prospectus prepared by or on behalf of us or to which we have referred you. The exhibits to the registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the ADSs, you should review the full text of these documents. The registration statement and the exhibits can be obtained from the Securities and Exchange Commission (the “SEC”) as indicated under the sections entitled “Incorporation of Certain Information by Reference” and “Where You Can Find Additional Information.” Neither we nor the selling shareholders have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities.

For investors outside of the United States: Neither we nor any of the selling shareholders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus. In this prospectus, unless otherwise indicated, all references to the “Company,” “we,” “our” and “Purple Biotech Ltd.” refer to Purple Biotech Ltd and its subsidiaries.

References to “U.S. dollars” and “$” are to currency of the United States of America, and references to “NIS” are to New Israeli Shekels. References to “Ordinary Shares” are to our Ordinary Shares, no par value per share, that are traded on the Tel Aviv Stock Exchange, or TASE, under the symbol “PPBT”. References to ADSs are to our American Depository Shares, each representing ten of our Ordinary Shares, that are traded on the Nasdaq Capital Market, or Nasdaq, under the symbol “PPBT.”

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PROSPECTUS SUMMARY

This summary highlights selected information about us and information contained in greater detail elsewhere in this prospectus and in the documents incorporated by reference herein. This summary is not complete and does not contain all of the information that you should consider before investing in our securities. You should carefully read and consider this entire prospectus and the documents, including financial statements and related notes, and information incorporated by reference into this prospectus, including the financial statements and “Risk Factors” starting on page 4 of this prospectus, before making an investment decision. If you invest in our securities, you are assuming a high degree of risk.

OUR COMPANY

Overview

We are a clinical-stage company developing first-in-class, effective and durable therapies that harness the power of the tumor microenvironment to overcome tumor immune evasion and drug resistance.

We are focused on oncology and our pipeline includes: (i) CM24, a humanized monoclonal antibody that blocks the interactions of Carcinoembryonic Antigen Related Cell Adhesion Molecule 1 (CEACAM1), an immune checkpoint protein that supports tumor immune evasion and survival through multiple pathways, (ii) NT219, a small molecule that simultaneously targets and inhibits Insulin Receptor Substrate 1 and 2 (IRS1/2) and Signal Transducer and Activator of Transcription (STAT3), two signal transduction pathways involved in the development of cancer drug resistance mechanisms; and (iii) IM1240, a conditionally-activated tri-specific antibody that engages both T cells and NK cells. The third arm of IM1240 specifically targets the Tumor Associated Antigen (TAA) 5T4. In developing these therapeutic candidates, we address not only the tumor itself but also the tumor microenvironment, which we believe may improve patient outcome.

●	We are conducting a randomized, controlled, open label multicenter phase 2 study to investigate CM24 in combination with the anti-PD-1 checkpoint inhibitors nivolumab for the treatment of pancreatic ductal adenocarcinoma (PDAC) when administered in combination with standard of care chemotherapy compared to chemotherapy alone. We have entered into a clinical collaboration agreement with Bristol Myers Squibb to evaluate the combination of CM24 with the PD-1 inhibitor nivolumab and nab-paclitaxel in this study. We expect to release interim results in the second half of 2023 and a topline report on the overall study by the end of 2024;

●	We are conducting a phase 1/2 dose escalation study of NT219 as a single agent in patients with solid tumors, and a dose escalation phase of NT219 in combination with cetuximab for the treatment of recurrent and/or metastatic squamous cell carcinoma of the head and neck cancer or colorectal adenocarcinoma. These studies will be followed by an expansion phase of NT219 at its recommended phase 2 dose level in combination with cetuximab in patients with recurrent and/or metastatic squamous cell carcinoma of the head and neck. We expect to release phase 1 topline results in the second half of 2023; and

●	We are conducting preclinical studies with IM1240 and expect to reach IND submission in approximately two years.

In addition, we are seeking the acquisition of additional oncology therapeutic candidates at various stages of development to expand and diversify our portfolio and to leverage our development capabilities.

Immunorizon Acquisition

On February 1, 2023, we entered into the Share Purchase Agreement, pursuant to which we acquired 100% of the issued and outstanding shareholdings from the shareholders of Immunorizon, an Israeli company, and Immunorizon became a wholly-owned subsidiary of the Company. In consideration for the transfer of 100% of shares of Immunorizon to us and the other obligations set forth in the Share Purchase Agreement, we paid an aggregate purchase price consisting of an aggregate upfront payment of $3.5 million in cash and an aggregate $3.5 million in ADSs, at a price per ADS equal to the NASDAQ volume-weighted average price of our ADSs for the 60-day period preceding the execution date of the agreement (the “PPS”). Additional long-term milestones are set at an aggregate amount of $94 million, with royalties out of net sales. Those long-term milestones include (i) development milestones consisting of pre-clinical and clinical milestones, (ii) regulatory milestones and (iii) sales milestones. The accumulated transaction payments, excluding the upfront payment, will not exceed $100 million.

In the event that during one year following the closing of the Share Purchase Agreement, the Company enters into an agreement or makes a filing pursuant to which it issues ADSs or other equity securities in a financing transaction (other than under its “at-the-market” equity offering program used for an accumulated amount of up to $2,000,000 worth of ADSs sold during any 90 days period following the closing of the Share Purchase Agreement, a non-cash transaction or a strategic transaction such as strategic joint venture, pre-clinical or clinical collaboration), at a price per ADS lower than the PPS (such new price, the “New PPS”) (a “Dilutive Event”), and at such time a selling shareholder still holds any ADSs issued to it under the Share Purchase Agreement, the Company shall issue such selling shareholder additional ADSs (“Additional ADSs”) equal to: (i) (A) the number of such ADSs held by such selling shareholder at such time, multiplied by (B) the PPS divided by (C) the New PPS, minus (ii) the number of such ADSs held by such selling shareholder at such time. Such protection shall only be provided once. The transaction closed on February 15, 2023.

At the closing of the acquisition, we entered into a Lock-Up and Registration Rights Agreement (the “Lock-Up and Registration Rights Agreement”) with the selling shareholders under which we undertook to file with the U.S. Securities and Exchange Commission, or the SEC, by no later than 45 days following the closing, a registration statement on Form F-3 (the “Registration Statement”) registering the resale of the ADSs issued to the selling shareholders upon the closing and any Additional ADSs issued thereafter (if any). We undertook to use commercially reasonable efforts to keep the resale Registration Statement effective for at least 24 months from the date of the Lock-Up and Registration Rights Agreement (or such shorter period as will terminate when the selling shareholders cease to hold the ADSs or all of our securities covered by the Registration Statement have been sold or withdrawn).

In addition, the selling shareholders agreed not to, directly or indirectly, in any single transaction or series of related transactions, transfer any of the ADSs issued at the closing of the acquisition during the three-month period following the closing of the Share Purchase Agreement without the prior written consent of the Company (subject to limited exceptions).

We are therefore registering the 2,215,190 ADSs, each representing 10 Ordinary Shares, issued by to the selling shareholders at the closing of the acquisition.

At the closing of the transaction, each of selling shareholders executed an Irrevocable Proxy and Undertaking appointing any member of our board of director (the “Proxy”) to vote the ADSs issued to it at the closing and any Additional ADSs issued to it in connection with a Dilutive Event (if any), at any and all Company shareholder meetings in accordance with the voting recommendations of our board of directors. In addition, each selling shareholder undertook that to the extent that the Proxy is not able to instruct the depositary for our ADSs to exercise the voting rights of the selling shareholder with respect to its ADSs, it shall, upon the written instructions of the Proxy, promptly deliver instructions to the depositary as to the exercise of the voting rights pertaining to its ADSs in accordance with the voting recommendations of our board of directors. Each Irrevocable Proxy and Undertaking shall terminate, with respect to a selling shareholder, upon the transfer or sale for consideration of all ADSs held by such selling shareholder to any person or entity that is not an affiliate thereof.

For additional information regarding the Immunorizon acquisition, see Item 10. Additional Information – C. Material Contracts – Immunorizon Acquisition Agreement in our 2022 Annual Report.

Corporate Information

We were incorporated under the laws of the State of Israel (under a previous name) on August 12, 1968. Our Ordinary Shares were originally listed for trading on the TASE in 1978 and the ADSs have been traded on Nasdaq since November 2015. Our Ordinary Shares are currently traded on the TASE under the symbol “PPBT”, and the ADSs are currently traded on Nasdaq under the symbol “PPBT”. The Company is headquartered at 4 Oppenheimer Street, Science Park, Rehovot 7670104, Israel and our telephone number is +972-3-933-3121. Our website address is www.purple-biotech.com. Information contained on, or that can be accessed through, our website does not constitute a part of this Registration Statement and is not incorporated by reference herein. We have included our website address in this Registration Statement solely for informational purposes. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, such as us, that file electronically with the SEC at www.sec.gov.

THE OFFERING

ADSs offered by selling shareholders	Up to 2,215,190 outstanding ADSs representing 22,151,900 Ordinary Shares

Ordinary Shares outstanding	208,638,362 Ordinary Shares (not including 1 Ordinary Share held in treasury; such number of ordinary shares represented by 20,863,836 ADSs).

The ADSs

Each ADS represents ten Ordinary Shares. The ADSs initially will be evidenced by American Depositary Receipts, executed and delivered by The Bank of New York Mellon, as depositary, or the “Depositary.

The Depositary, as depositary, will be the holder of the Ordinary Shares underlying your ADSs and you will have rights as provided in the Deposit Agreement dated as of November 25, 2015, as amended, among us, The Bank of New York Mellon, as Depositary, and all owners and holders from time to time of ADSs issued thereunder (the “Deposit Agreement”), a form of which has been filed as Exhibit 1 to the Registration Statement on Form F-6 filed by the Depositary with the SEC on May 7, 2020.

Subject to compliance with the relevant requirements set out in the prospectus, you may turn in your ADSs to the Depositary in exchange for Ordinary Shares underlying your ADSs.

The Depositary will charge you fees for such exchanges pursuant to the Deposit Agreement.

Use of proceeds:	We will not receive any proceeds from the sale of the ADSs by the selling shareholders. All net proceeds from the sale of the ADSs covered by this prospectus will go to the selling shareholders.

Risk factors:	An investment in the ADSs offered under this prospectus is highly speculative and involves substantial risk. You should read the “Risk Factors” section starting on page 4 of this prospectus, and “Item 3. - Key Information – D. Risk Factors” in our 2022 Annual Report, incorporated by reference herein, and other information included or incorporated by reference in this prospectus for a discussion of factors to consider carefully before deciding to invest in our securities.

Depositary	The Bank of New York Mellon

Nasdaq symbol:	“PPBT.”

Unless otherwise indicated, the number of ordinary shares outstanding prior to and after this offering is based on 208,638,362 Ordinary Shares outstanding as of March 22, 2023, and excludes:

●	42,279,660 Ordinary Shares issuable upon the exercise of outstanding warrants, with a weighted average exercise price of $1.03 per ordinary share;

●	18,513,235 Ordinary Shares issuable upon the exercise of options, outstanding under the Purple Biotech Ltd. 2016 Equity-Based Incentive Plan, or the 2016 Plan, with a weighted average exercise price of $0.52 per ordinary share;

●	7,902,917 Ordinary Shares issuable upon the exercise of outstanding restricted share units issued under the 2016 Plan; and

●	4,787,384 Ordinary Shares that are available for future issuance under the 2016 Plan.

RISK FACTORS

An investment in our securities involves certain risks. Before investing in our securities, you should carefully consider the risk factors set forth below and in our 2022 Annual Report, or any updates in our Reports on Form 6-K, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus. The risks so described are not the only risks facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Any of these risks could materially and adversely affect our business, financial condition, results of operations and cash flows and could result in a loss of all or part of your investment. In any case, the value of the securities offered by means of this prospectus could decline due to any of these risks, and you may lose all or part of your investment.

The sale of a substantial amount of our ordinary shares or ADSs in the public market could adversely affect the prevailing market price of our securities.

We are registering for resale up to 22,151,900 Ordinary Shares represented by 2,215,190 ADSs, held by the selling shareholders. Sales of substantial amounts of our ordinary shares or ADSs in the public market, or the perception that such sales might occur, could adversely affect the market price of our ordinary shares, and the market value of our other securities. We cannot predict if and when selling shareholders may sell such ADSs or Ordinary Shares in the public markets. Furthermore, in the future, we may issue additional Ordinary Shares or ADSs or other equity or debt securities convertible into ordinary shares or ADSs. Any such issuance could result in substantial dilution to our existing shareholders and could cause the market price of our securities to decline.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference herein may include forward looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terms including “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would,” and similar expressions intended to identify forward-looking statements. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. In addition, certain sections of this prospectus and the information incorporated by reference herein contain information obtained from independent industry and other sources that we have not independently verified. You should not put undue reliance on any forward-looking statements. Unless we are required to do so under U.S. federal securities laws or other applicable laws, we do not intend to update or revise any forward-looking statements.

Our ability to predict our operating results or the effects of various events on our operating results is inherently uncertain. Therefore, we caution you to consider carefully the matters described under the caption “Risk Factors” on page 4 of this prospectus, and certain other matters discussed in this prospectus and the information incorporated by reference herein, and other publicly available sources. Such factors and many other factors beyond our control could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by the forward-looking statements.

Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to:

●	the initiation, timing, progress and results of our research, manufacturing, preclinical studies, clinical trials, and other therapeutic candidate development efforts, including the safety and efficacy of our therapeutic candidates, as well as the extent and number of additional studies that we may be required to conduct;

●	our ability to advance our therapeutic candidates into the next stages of clinical trials, or to successfully complete our planned and ongoing preclinical studies or clinical trials;

●	our receipt of regulatory clarity and approvals for our therapeutic candidates and the timing of other regulatory filings and approvals;

●	our ability to acquire or in-license additional therapeutic candidates, integrate acquired therapeutic candidates successfully into our business and to realize the anticipated benefits of acquisitions, such as our recent Immunorizon acquisition;

●	a delay or rejection of an IND, NDA or BLA for one or more of our therapeutic candidates;

●	our ability to maintain compliance with the NASDAQ listing standards;

●	the regulatory environment and changes in the health policies and regimes in the countries in which we operate including the impact of any change in regulation and legislation that could affect the pharmaceutical industry, and the difficulty of predicting actions of the FDA or any other applicable regulator of pharmaceutical products;

●	the research, manufacturing, preclinical and clinical development, commercialization, and market acceptance of our therapeutic candidates;

●	our ability to successfully acquire, develop or commercialize our pharmaceutical products;

●	our ability to establish collaborations for our therapeutic candidates;

●	the interpretation of the properties and characteristics of our therapeutic candidates and of the results obtained with our therapeutic candidates in preclinical studies or clinical trials;

●	the implementation of our business model, strategic plans for our business and therapeutic candidates;

●	the scope of protection we are able to establish and maintain for intellectual property rights covering our therapeutic candidates and our ability to operate our business without infringing the intellectual property rights of others;

●	estimates of our expenses, revenues, capital requirements and our needs for additional financing;

●	the impact of competitive companies, technologies on our industry; and

●	the impact of the public health, political and security situation in Israel, the U.S. and other countries in which we may operate or obtain approvals for our products or our business.

These statements are only current predictions and are subject to known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements. We discuss many of these risks in this prospectus in greater detail under the heading “Risk Factors” and other risk factors contained in the documents incorporated by reference herein. You should not rely upon forward-looking statements as predictions of future events. In addition, the section of our 2022 Annual Report entitled “Item 4. Information on the Company” contains information obtained from independent industry sources and other sources that we have not independently verified.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, performance, or achievements. Except as required by law, we are under no duty to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus.

USE OF PROCEEDS

This prospectus relates to Ordinary Shares represented by ADSs that may be offered and sold from time to time by the selling shareholders. We will not receive any proceeds from the sale of the Ordinary Shares by the selling shareholders. All net proceeds from the sale of the Ordinary Shares covered by this prospectus will go to the selling shareholders.

CAPITALIZATION

The following table sets forth our consolidated audited capitalization as of as of December 31, 2022:

●	on an actual basis; and

●	on a pro forma basis, to give effect to the issuance of 22,151,900 Ordinary Shares underlying ADSs in connection with the closing of the Immunorizon transaction on February 15, 2023.

The amounts shown below are unaudited. The information in the following table should be read in conjunction with and is qualified in its entirety by reference to our consolidated financial statements and the related notes and the section titled “Item 5. Operating and Financial Review and Prospects” in our 2022 Annual Report, which is incorporated by reference herein.

	As of December 31, 2022
USD in thousands	Actual	Pro Forma
Cash and cash equivalents and short-term deposits	31,682	28,182

Shareholders’ equity:
Ordinary Shares	-	-
Share premium	126,407	129,907
Receipts on accounts of warrants	28,017	28,017
Capital reserves	10,060	10,060
Accumulated deficit	(117,573)	(117,573)

Total shareholders’ equity	46,911	50,411
Non-controlling interests	187	187
Total Capitalization	47,098	50,598

The above table is based on 184,815,092 Ordinary Shares outstanding as of December 31, 2022, and excludes:

●	42,638,865 Ordinary Shares issuable upon the exercise of outstanding warrants, with a weighted average exercise price of $1.03 per ordinary share;

●	18,468,235 Ordinary Shares issuable upon the exercise of options, outstanding under the Purple Biotech Ltd. 2016 Equity-Based Incentive Plan, or the 2016 Plan, with a weighted average exercise price of $0.52 per ordinary share;

●	7,857,917 Ordinary Shares issuable upon the exercise of outstanding restricted share units issued under the 2016 Plan; and

●	4,877,384 Ordinary Shares that are available for future issuance under the 2016 Plan.

SELLING SHAREHOLDERS

On February 1, 2023, we entered into the Share Purchase Agreement, pursuant to which we acquired 100% of the issued and outstanding shareholdings from the shareholders of Immunorizon, an Israeli company, and Immunorizon became a wholly-owned subsidiary of the Company. The selling shareholders acquired the Ordinary Shares being registered for resale pursuant to this prospectus pursuant to the Purchase Agreement. We have agreed to file the registration statement of which this prospectus forms a part to cover the resale by the selling shareholders of the ADSs issued to the selling shareholders under the Share Purchase Agreement. We are registering the Ordinary Shares represented by ADSs in order to permit the selling shareholders to offer ADSs represented by Ordinary Shares for resale from time to time. The term “selling shareholder” also includes any permitted transferees or other successors in interest to the selling shareholders named in the table below. Except for voting arrangements described above under “Our Company”, to our knowledge, each selling shareholder named in the table below has sole voting and investment power (subject to applicable community property laws) with respect to the ADSs set forth opposite its name. We will file a supplement to this prospectus (or a post-effective amendment to the registration statement of which this prospectus forms a part, if necessary) to name successors to the selling shareholders who are able to use this prospectus to resell the securities registered hereby.

The second column lists the number of securities beneficially owned and the percentage ownership of our Ordinary Shares represented by the ADSs beneficially owned by each selling shareholder, based on its ownership of ADSs as provided to us by each selling shareholder, as of March 22, 2023.

The third column lists the total securities being offered by this prospectus by each selling shareholder.

The fourth column assumes the sale of all of the securities offered by each selling shareholder pursuant to this prospectus and lists the percentage ownership represented by the securities beneficially owned by the selling shareholder assuming the sale of all the securities offered by the selling shareholder pursuant to this prospectus. The selling shareholder may sell all, some or none of its securities in this offering. See “Plan of Distribution.”

Unless otherwise indicated, all information contained in the table below and the footnotes thereto is based upon information provided to us by the selling shareholders. Except as otherwise indicated below, based on the information provided to us by the selling shareholders, and to the best of our knowledge, none of the selling shareholders is a broker-dealer or an affiliate of a broker-dealer.

Name of Selling Shareholder	ADSs Beneficially Owned Prior to Offering(1)		Maximum Number of ADSs to be Sold Pursuant to this Prospectus	ADSs Owned Immediately After Sale of Maximum Number of Shares in this Offering
	Number	Percentage(2)	Number	Number	Percentage(2)
Merck Ventures B.V.(3)	686,023	3.29%	686,023	0	0%
Arkin Bio Ventures Seed Limited Partnership(4)	685,666	3.29%	685,666	0	0%
WuXi Pharmatech Healthcare Fund I LP(5)	633,325	3.04%	633,325	0	0%
Pontifax Group(6)	210,176	1.01%	210,176	0	0%
			2,215,190

(1)	Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Ordinary Shares subject to vested options and warrants currently exercisable, or exercisable within 60 days of March 22, 2023, are counted as outstanding for computing the percentage of the selling shareholder holding such options or warrants but are not counted as outstanding for computing the percentage of any other selling shareholder.
(2)	Applicable percentage of ownership is based on 208,638,362 Ordinary Shares (equivalent to 20,863,836 ADSs) outstanding as of March 22, 2023.
(3)	Hakan Goker and Owen Lozman are the managing directors of Merck Ventures B.V.
(4)	Beneficially owned by Moshe Arkin.
(5)	Beneficially owned by WuXi PharmaTech Investments (Cayman) Inc., which is the sole general partner of WuXi Pharma Tech Fund I General Partner L.P., which is in turn the sole general partner of WuXi PharmaTech Healthcare Fund I L.P. Edward Hu, Ming Shi and Hao Wu are the board of directors of WuXi PharmaTech Investments (Cayman) Inc. Edward Hu is the authorized signatory of WuXi Pharma Tech Healthcare Fund I L.P. Xi
(6)	Includes (i) 18,957 Ordinary Shares represented by ADSs held by Pontifax (China) V LP; (ii) 13,029 Ordinary Shares represented by ADSs held by Pontifax (Cayman) V LP; (iii) 48,787 Ordinary Shares represented by ADSs held by Pontifax (Israel) V LP; (iv) 31,072 Ordinary Shares represented by ADSs held by Pontifax (Cayman) IV LP; (v) 63,823 Ordinary Shares represented by ADSs held by Pontifax (Israel) IV LP; and (vi) 34,508 Ordinary Shares represented by ADSs held by Pontifax (China) IV LP. The foregoing Pontifax entities are referred to collectively as the “Pontifax Group.” Beneficially owned by Tomer Kariv and Ran Nussbaum.

PLAN OF DISTRIBUTION

We are registering the securities issued to the selling shareholders to permit the resale of these securities by the holders thereof from time to time after the date of this prospectus, pursuant to the provisions of the Lock-Up and Registration Rights Agreement entered into between us and the selling shareholders at the closing of the Immunorizon acquisition. As used in this prospectus, “selling shareholders” includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling shareholder as a gift, pledge, partnership distribution or other permitted transfer.

We will not receive any of the proceeds from the sale by the selling shareholders of the securities. We will bear all fees and expenses incident to our obligation to register the securities.

The selling shareholders may sell all or a portion of the securities beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the securities are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The securities may be sold on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market or in transactions otherwise than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions. The selling shareholders may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

●	broker-dealers may agree with the selling shareholders to sell a specified number of such securities at a stipulated price per share;

●	through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The selling shareholders also may resell all or a portion of the securities in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, as amended, or the Securities Act, as permitted by that rule, or Section 4(1) under the Securities Act, if available, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of those provisions.

Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. If the selling shareholders effect such transactions by selling securities to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the securities for whom they may act as agent or to whom they may sell as principal. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.01.

In connection with sales of the securities or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging in positions they assume. The selling shareholders may also sell securities short and if such short sale shall take place after the date that this Registration Statement is declared effective by the SEC, the selling shareholders may deliver securities covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholders may also loan or pledge securities to broker-dealers that in turn may sell such shares, to the extent permitted by applicable law. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the selling shareholders have been advised that they may not use shares registered on this registration statement to cover short sales of our securities made prior to the date the registration statement, of which this prospectus forms a part, has been declared effective by the SEC.

The selling shareholders may, from time to time, pledge or grant a security interest in some or all of the securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the securities from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer and donate the securities in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any broker-dealer or agents participating in the distribution of the securities may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act in connection with such sales. In such event, any commissions paid, or any discounts or concessions allowed to, any such broker-dealer or agent and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Selling shareholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the applicable prospectus delivery requirements of the Securities Act including Rule 172 thereunder and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Each selling shareholders has informed the Company that it is not a registered broker-dealer and does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities. Upon the Company being notified in writing by a selling shareholders that any material arrangement has been entered into with a broker-dealer for the sale of securities through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling shareholder and of the participating broker-dealer(s), (ii) the number of securities involved, (iii) the price at which such securities were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In no event shall any broker-dealer receive fees, commissions and markups, which, in the aggregate, would exceed eight percent (8.0%).

Under the securities laws of some states, the securities may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. Subject to the terms of the Lock-Up and Registration Rights Agreement, the Company has no obligation to qualify the resale of any shares in any particular state.

There can be no assurance that any selling shareholder will sell any or all of the securities registered pursuant to the shelf registration statement, of which this prospectus forms a part.

Each selling shareholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the securities by the selling shareholder and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the securities. All of the foregoing may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

We will pay all expenses of the registration of the securities pursuant to the Lock-Up and Registration Rights Agreement, including, without limitation, SEC filing fees and expenses of initial compliance with state securities or “blue sky” laws; provided, however, that each selling shareholder will pay all underwriting discounts and selling commissions, if any and any related legal expenses incurred by it.

LEGAL MATTERS

Certain legal matters concerning this offering were passed upon for us by Haynes and Boone, LLP, New York, New York. Certain legal matters with respect to the legality of the issuance of the securities offered by this prospectus were passed upon for us by FISCHER (FBC & Co.), Tel Aviv, Israel.

EXPERTS

The consolidated financial statements of Purple Biotech Ltd. as of December 31, 2022 and 2021, and for each of the years in the three-year period ended December 31, 2022, have been incorporated by reference herein in reliance upon the report of Somekh Chaikin, a member firm of KPMG International, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

EXPENSES

The following are the estimated expenses of this offering payable by us related to the filing of the registration statement of which this prospectus forms a part. With the exception of the SEC registration fee, all amounts are estimates and may change:

SEC registration fee	$5,114.19
Legal fees and expenses	$20,000
Accounting fees and expenses	$3,000
Miscellaneous	$-
Total	$28,114.19

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and any Israeli experts named in the registration statement of which this prospectus forms a part, most of whom reside outside of the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and most of our directors and officers are located outside of the United States, any judgment obtained in the United States against us or certain of our directors and officers may be difficult to collect within the United States.

We have been informed by our legal counsel in Israel, FISCHER (FBC & Co.), that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws on the grounds that Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact by expert witnesses which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law.

Subject to specified time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter which (subject to limited exceptions) is non-appealable, including a judgment based upon the civil liability provisions of the Securities Act or the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that, among other things:

●	the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment;

●	the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy; and

●	the judgment is executory in the state in which it was given.

Even if these conditions are met, an Israeli court may not declare a foreign civil judgment enforceable if:

●	the judgment was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases);

●	the enforcement of the judgment is likely to prejudice the sovereignty or security of the State of Israel;

●	the judgment was obtained by fraud;

●	the opportunity given to the defendant to bring its arguments and evidence before the court was not reasonable in the opinion of the Israeli court;

●	the judgment was rendered by a court not competent to render such judgement according to the laws of private international law as they apply in Israel;

●	the judgment is contradictory to another judgment that was rendered in the same matter between the same parties and that is still valid; or

●	at the time the action was brought in the foreign court, a lawsuit in the same matter and between the same parties was pending before a court or tribunal in Israel.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus is part of a registration statement on Form F-3 that we filed with the SEC relating to the securities offered by this prospectus, which includes additional information. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreements or other document.

We are subject to the informational requirements of the Exchange Act applicable to foreign private issuers. As a “foreign private issuer,” we are exempt from the rules under the Exchange Act prescribing certain disclosure and procedural requirements for proxy solicitations, and our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions contained in Section 16 of the Exchange Act, with respect to their purchases and sales of shares. In addition, we are not required to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we will file with the SEC, within 120 days after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and may furnish to the SEC, on Form 6-K, unaudited interim financial information.

You can review our SEC filings and the registration statements by accessing the SEC’s internet site at http://www.sec.gov. We maintain a corporate website at https://purple-biotech.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. The documents we are incorporating by reference as of their respective dates of filing are:

●	our Annual Report on Form 20-F for the year ended December 31, 2022, filed with the SEC on March 3, 2023;

●	our report of foreign private issuer on Form 6-K furnished to the SEC on March 16, 2023;

●	the description of our Ordinary Shares and ADSs contained in our registration statement on Form 8-A (File No. 001-37643), filed under the Exchange Act, as amended by Exhibit 2.1 to the 2022 Annual Report, and including any further amendment or report filed or to be filed for the purpose of updating such description.

All subsequent annual reports filed by us pursuant to the Exchange Act on Form 20-F prior to the termination of the offering shall be deemed to be incorporated by reference to this prospectus and to be a part hereof from the date of filing of such documents. We may also incorporate part or all of any Form 6-K subsequently submitted by us to the SEC prior to the termination of the offering by identifying in such Forms 6-K that they, or certain parts of their contents, are being incorporated by reference herein, and any Forms 6-K so identified shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of submission of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to us at:

Purple Biotech Ltd.

4 Oppenheimer Street

Science Park

Rehovot 7670104, Israel

Tel: +972-3-933-3121

Attention: Chief Financial Officer

Purple Biotech Ltd.

Up to 2,215,190 American Depositary Shares Representing Ordinary Shares

PROSPECTUS

         , 2023

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers

Under the Israeli Companies Law, 1999 (the “Companies Law”), a company may not exculpate an office holder from liability for a breach of a fiduciary duty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. Our amended and restated articles of association include such a provision. The company may not exculpate in advance a director from liability arising out of breach of duty of care with respect to a prohibited dividend or distribution to shareholders.

Under the Companies Law and the Israeli Securities Law, 1968, or the Securities Law, a company may indemnify an office holder in respect of the following liabilities, payments and expenses incurred for acts performed by him or her as an office holder, either in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:

●	a monetary liability incurred by or imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned foreseen events and amount or criteria;

●	reasonable litigation expenses, including reasonable attorneys’ fees, incurred by the office holder as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent or in connection with a monetary sanction;

●	a monetary liability imposed on him or her in favor of a payment for a breach offended at an Administrative Procedure (as defined below) as set forth in Section 52(54)(a)(1)(a) to the Securities Law;

●	expenses associated with an Administrative Procedure conducted regarding an office holder, including reasonable litigation expenses and reasonable attorneys’ fees; and

●	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf, or by a third-party, or in connection with criminal proceedings in which the office holder was acquitted, or as a result of a conviction for an offense that does not require proof of criminal intent.

An “Administrative Procedure” is defined as a procedure pursuant to chapters H3 (Monetary Sanction by the Israeli Securities Authority), H4 (Administrative Enforcement Procedures of the Administrative Enforcement Committee) or I1 (Arrangement to prevent Procedures or Interruption of procedures subject to conditions) to the Securities Law.

Under the Companies Law and the Securities Law, a company may insure an office holder against the following liabilities incurred for acts performed by him or her as an office holder if and to the extent provided in the company’s articles of association:

●	a breach of a fiduciary duty to the company, provided that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

●	a breach of duty of care to the company or to a third-party, to the extent such a breach arises out of the negligent conduct of the office holder;

●	a monetary liability imposed on the office holder in favor of a third-party;

●	a monetary liability imposed on the office holder in favor of an injured party at an Administrative Procedure pursuant to Section 52(54)(a)(1)(a) of the Securities Law; and

●	expenses incurred by an office holder in connection with an Administrative Procedure, including reasonable litigation expenses and reasonable attorneys’ fees.

Under the Companies Law, a company may not indemnify, exculpate or insure an office holder against any of the following:

●	a breach of fiduciary duty, except for indemnification and insurance for a breach of the fiduciary duty to the company to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

●	a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

●	an act or omission committed with intent to derive illegal personal benefit; or

●	a fine, monetary sanction or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders must be approved by the compensation committee and the board of directors and, with respect to directors or controlling shareholders, their relatives and third parties in which such controlling shareholders have a personal interest, also by the shareholders.

The compensation committee may approve the procurement of directors’ and officers’ liability insurance policy without the need for shareholder approval, if it determines that, pursuant to the relief regulations promulgated under the Companies Law, the provision of such insurance coverage to the office holders under our directors’ and officers’ liabilities insurance policy is on market terms, is not likely to have a material adverse effect on our profits, assets or obligations, and is consistent with our Compensation Policy which was approved by our shareholders in accordance with the Companies Law.

Our amended and restated articles of association permit us to exculpate, indemnify and insure our office holders to the fullest extent permitted or to be permitted by law. Our office holders are currently covered by a directors’ and officers’ liability insurance policy within the parameters set forth in our Compensation Policy.

We have issued letters of indemnity (the “Indemnity Letters”) to each of our current office holders pursuant to which we undertook to indemnify such office holders to the fullest extent permitted by applicable law, to the extent that these liabilities are not covered by insurance. This indemnification is limited to events determined as foreseeable by our Board of Directors based on our activities, as set forth in the Indemnity Letters. According to the Indemnity Letters, the total accumulative sum of indemnification that may be paid by us to all office holders will not exceed a sum equal to 25% of our shareholders’ equity according to our latest audited or reviewed consolidated financial statements, as of the date of indemnification. The payment of indemnity amounts will not prejudice the right of office holders to receive insurance coverage benefits. Once we have paid to our office holders the aggregate maximum indemnity amount that we may pay to all our office holders, we will not pay additional indemnity amounts unless the payment of these additional amounts is approved by the authorized corporate bodies according to the applicable law at the time of payment of the additional indemnity sums, and subject to an amendment to our articles of association if required by applicable law at such time.

In addition, we have issued letters of exemption to each of our current office holders exculpating them from a breach of their duty of care to us to the fullest extent permitted by law.

We expect to indemnify our officers and directors for obligations, including the deductibles for our directors’ and officers’ liability insurance policy, and we may be required to pay costs and expenses they may incur related to the 2015 Motion and the 2017 Motions all as described in our 2022 Annual Report under “Item 8. Financial Information – A. Financial Statements and Other Financial Information – Legal Proceedings”, pursuant to the Indemnity Letters issued to our directors and officers. In addition, we expect to indemnify Isaac Israel for obligations, including the deductibles for our directors’ and officers’ liability insurance policy, and we may be required to pay costs and expenses he may incur related to the Atzmon Claim described in our 2022 Annual Report under “Item 8. Financial Information – A. Financial Statements and Other Financial Information – Legal Proceedings”, pursuant to the Indemnity Letter issued to him. To our knowledge, other than with respect to the foregoing proceedings, there is no previous or pending litigation or proceedings against any of our office holders as to which indemnification is being, or may be sought, nor are we aware of any other pending or threatened litigation or proceeding that may result in claims for indemnification by any office holder.

Insofar as indemnifications for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 9. Exhibits

Exhibit Number	Description of Document

4.1	Memorandum of Association of the Registrant (filed as Exhibit 99.3 to the Registrant’s Form 6-K furnished to the SEC on December 10, 2020, and incorporated herein by reference)

4.2	Amended and Restated Articles of Association of the Registrant (filed as Exhibit 99.2 to the Registrant’s Form 6-K furnished to the SEC on December 10, 2020, and incorporated herein by reference)

4.3	Form of Deposit Agreement among the Registrant, the Bank of New York Mellon, as Depositary, and all Owners and Holders from time to time of American Depositary Shares (filed as Exhibit 4.1 to the Registrant’s Registration Statement on Form F-1, filed with the SEC on September 24, 2015, and incorporated herein by reference)

4.4	Share Purchase Agreement dated as of February 1, 2023, by and among the Registrant, the Shareholders of Immunorizon Ltd. and M. Arkin (1999) Ltd. (filed as Exhibit 4.25 to the Registrant’s Annual Report on Form 20-F, filed with the SEC on March 3, 2023, and incorporated herein by reference)

5.1*	Opinion of FISCHER (FBC & Co.), Israeli counsel to the Registrant

23.1*	Consent of Somekh Chaikin, independent registered public accounting firm, a Member Firm of KPMG International

23.2*	Consent of FISCHER (FBC & Co.) (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

107*	Filing Fee Table.

*	Filed herewith.

Item 10. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Item 8.A of Form 20-F of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Form F-3.

(5) That, for the purpose of determining any liability under the Securities Act to any purchaser:

(i)	Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6) That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by an undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(7) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirement of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, the City of Tel Aviv, State of Israel on March 23, 2023.

PURPLE BIOTECH LTD.

By:	/s/ Gil Efron
Gil Efron
Chief Executive Officer

By:	/s/ Lior Fhima
Lior Fhima
Chief Financial Officer

POWER OF ATTORNEY

NOW ALL PERSONS BY THESE PRESENTS, that we, the undersigned officers and directors of Purple Biotech Ltd., a company incorporated under the laws of the State of Israel, do hereby constitute and appoint Gil Efron and Lior Fhima, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement and any subsequent registration statement filed by the registrant pursuant to Rule 462(b) of the Securities Act, which relates to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Eric K. Rowinsky	Chairman of the Board of Directors	March 23, 2023
Eric K. Rowinsky

/s/ Isaac Israel	Director	March 23, 2023
Isaac Israel

/s/ Simcha Rock	Director	March 23, 2023
Simcha Rock

/s/ Ido Agmon	Director	March 23, 2023
Ido Agmon

/s/ Steven Steinberg	Director	March 23, 2023
Steven Steinberg

/s/ Robert Gagnon	Director	March 23, 2023
Robert Gagnon

/s/ Suzana Nahum-Zilberberg	Director	March 23, 2023
Suzana Nahum-Zilberberg

/s/ Ori Hershkovitz	Director	March 23, 2023
Ori Hershkovitz

/s/ Gil Efron	Chief Executive Officer (Principal Executive Officer)	March 23, 2023
Gil Efron

/s/ Lior Fhima	Chief Financial Officer	March 23, 2023
Lior Fhima	(Principal Financial Officer and Principal Accounting Officer)

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant’s duly authorized representative has signed this registration statement on Form F-3 on this 23rd day of March, 2023.

By:	Puglisi & Associates
Authorized U.S. Representative

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director